Exhibit 10.7

Amendment to the employment contract

Between the undersigned:

•

Alexion Europe SAS, a French simplified joint-stock company with capital of EUR 37,000, registered with the Trade and Companies Registry of Paris under the number 484 251 046, whose registered office is located at 54-56 Avenue Hoche – 75008 Paris, represented for the purposes hereof by Mr. David W. Keiser, acting in his capacity as Chief Operating Officer of the U.S. company, Alexion Pharmaceuticals Inc., which is the ultimate parent company of the Company,

Hereinafter referred to as “the Company”,

Of the first part,

And

•	Mr. Patrice Coissac, born on October 5, 1948, of French nationality, residing at 6, square Alboni, 75016 Paris, whose social security number is ,

Hereinafter referred to as “the Employee”,

Of the second part,

Hereinafter collectively referred to as “the Parties”,

WHEREAS:

By an indefinite-term employment contract dated November 7, 2005 (hereinafter “the Contract”), the Employee was hired by the Company in the capacity of Operations Manager—Europe, with Executive status, classification XI Group. The Contract is subject to the provisions of the National Collective Bargaining Agreement for the Pharmaceutical Industries (hereinafter, “the Collective Bargaining Agreement”).

In his capacity as Operations Manager—Europe, the Employee is in charge of the Company’s marketing, sales and distribution activities.

In 2008, there will still be numerous trips abroad rendered necessary by the international expansion of the Company’s activities.

Consequently, the Company proposed to the Employee to modify the calculation of “Foreign Service Premium”, which the Employee has accepted.

The purpose of this amendment to the Contract is to set out the agreement thus reached between the Parties. The provisions of this amendment cancel and supersede the equivalent provisions contained in Articles 3.1, 3.2 and 3.3 of the Contract and its various amendments and schedules.

NOW THEREFORE, IT HAS BEEN AGREED AS FOLLOWS:

3 Foreign Service Premium

3-1 Objectives

In his capacity as Head of Marketing Product Policy, the Employee will be called upon to perform numerous trips abroad rendered necessary by the international expansion of the Company’s activities.

In order to take into account the considerable number of such trips, which exceeds the number of trips normally required within the scope of the Employee’s duties, and in view of the considerable, specific constraints related to said trips for the Employee and his family, the Employee shall benefit, as from January 1, 2008, from a foreign travel allowance, referred to as « Foreign Service Premium ».

Only the trips the Employee makes in the direct and exclusive interest of the Company shall give rise to the payment of the Foreign Service Premium.

The two-fold objective of the Foreign Service Premium is thus:

•	to incite the Employee to develop the Company’s activity abroad, and ;
•	to compensate for the constraints resulting from the Employee’s numerous trips abroad.

3-2 Method of calculation

Since the Employee’s duties require business trips abroad throughout the year, the Foreign Service Premium shall be calculated according to the percentage share of time worked abroad over the period from January 1 to December 31 (hereafter referred to as « the Reference Year ») as against the total time worked in respect of this same time period.

Only trips abroad requiring a stay in another Country with an effective duration of 24 hours minimum shall be eligible.

If the minimum number of 24-hour periods worked abroad during the reference year is at least equal to six (6) stays, the annual amount of the Foreign Service Premium shall be composed of the sum total of the various annual bonuses calculated as a percentage of the gross annual remuneration (such as defined hereafter) according to the number, duration and location of the Employee’s stays abroad during the reference year.

For the purposes of this article, the gross annual remuneration to be taken into account in respect of the reference year is composed of the fixed gross annual base salary and the Employee’s annual performance bonus in respect of the reference year, excluding the foreign service premium (hereafter referred to as the « Gross Annual Remuneration »).

In any event, the amount of the Foreign Service Premium (the sum total of the annual premiums as defined below) may not exceed 40% of the Gross Annual Remuneration or the net amount of EUR 52,500 (fifty two thousand five hundred euros).

•

Premium for all the stays made during the year involving a stay in Western Europe (1-2 hours flight from EU HQ) of 24 to 72 hours: the percentage applied to the Gross Annual Remuneration shall correspond to 75% of the percentage share that relates to the full accumulated working time during these stays as against the annual activity.

•	Premium for all the stays made during the year involving a stay in Western Europe (1-2 hours flight from EU HQ) of more than 72 hours: the percentage applied to the Gross Annual Remuneration shall correspond to 95% of the percentage share that relates to the full accumulated working time during these stays as against the annual activity.

•

Premium for all the stays made during the year involving a stay in Eastern Europe, Nordic Countries, Greece, Turkey (more than 2 hours flight) of 24 to 72 hours: the percentage applied to the Gross Annual Remuneration shall correspond to 80% of the percentage share that relates to the full accumulated working time during these stays as against the annual activity.

•

Premium for all the stays made during the year involving a stay in Eastern Europe, Nordic Countries, Greece, Turkey (more than 2 hours flight) of more than 72 hours: the percentage applied to the Gross Annual Remuneration shall correspond to 100% of the percentage share that relates to the full accumulated working time during these stays as against the annual activity.

•

Premium for all the stays made during the year involving a stay in the Middle East and Africa Area, of 24 to 72 hours: the percentage applied to the Gross Annual Remuneration shall correspond to 100% of the percentage share that relates to the full accumulated working days during these stays as against the annual activity.

•

Premium for all the stays made during the year involving a stay in the Middle East and Africa Area of more than 72 hours abroad: the percentage applied to the Gross Annual Remuneration shall correspond to 120% of the percentage share that relates to the full accumulated working days during these stays as against the annual activity.

•

Premium for all the stays made during the year involving a stay in the Rest of the World (USA, Asia, South America, …) of 24 to 72 hours: the percentage applied to the Gross Annual Remuneration shall correspond to 120% of the percentage share that relates to the full accumulated working days during these stays as against the annual activity.

•

Premium for all the stays made during the year involving a stay in the the Rest of the World (USA, Asia, South America, …) of more than 72 hours abroad: the percentage applied to the Gross Annual Remuneration shall correspond to 140% of the percentage share that relates to the full accumulated working days during these stays as against the annual activity.

The terms « 24-hour period » et « stay » eligible for the income tax-exempt Foreign Service Premium refer to any trip (on a day, be it a working day or a public holiday, except for the days occurring within the period of paid holiday) involving a period of time for a stay outside of France of 24 hours minimum between the arrival time in the foreign country and the departure time of return to France. The time necessary for the journey is not included when counting the 24 hours, unless it occurs between two successive trips in two different foreign countries (e.g.: departure from France for a trip to Belgium followed immediately by a trip to Italy without transiting via France).

A 24-hour period is therefore considered as spent abroad when it requires a stay in the foreign country of 24 hours minimum between the arrival time in the foreign country and the return to France.

Consequently, any business trip requiring a stay abroad of an effective duration of less than 24 hours outside of France is not eligible for the payment of the Foreign Service Premium.

The term ‘‘foreign” refers to any place outside of metropolitan France and the overseas départements.

3-3 Conditions of payment

The Employee shall report his business trips in an internal document in accordance with the attached model and keep all proof of such trips as well as the purposes thereof, the names of the people he meets and their impact on the Company's international expansion. Payment of the Foreign Service Premium is conditional upon strict compliance with these obligations.

In any event, the Foreign Service Premium shall only be allocated to the Employee if :

•	the minimum number of 24 (twenty-four)-hour periods worked abroad during the Reference Year is at least equal to six stays, and;

•

the outcome of the stays abroad as regards international expansion is deemed profitable by the Employee’s superior, namely Alexion Pharmaceuticals Inc.’s Chief Operations Officer (currently Mr. David W. Keiser).

The other provisions of the Contract and its various amendments and schedules all remain unchanged.

Executed in Paris, on January 14th 2008

In two original counterparts

/s/ DAVID W. KEISER	/s/ PATRICE COISSAC
For the Company Mr. David W. Keiser Acting in his capacity as Chief Operating Officer of Alexion Pharmaceuticals Inc., The U.S. company which is the Company's main shareholder	Mr. Patrice Coissac